Exhibit 10.25(ii)

Nalco Company
May 2, 2011	1601 West Diehl Road
Naperville, IL 60563-1198
www.nalco.com

Mr. Steve Taylor

Dear Steve:

We have made an administrative modification to your January 1, 2011 Severance Agreement that will expand the length of time you will be eligible for benefits coverage. Your current agreement states that you will receive three months of medical and dental benefits continuation. However, as an officer of the Company, your eligibility has been extended to eighteen months of benefits continuation. The modified statement, which overrides section (d) on page 3 of your January 1, 2011 Severance Agreement, is shown below:

(d)                                 Except as otherwise indicated herein, Executive shall receive any other benefits he is otherwise eligible for under other plans or programs of the Company in accordance with their terms. Executive shall have the right to continue medical and/or dental benefits for a period of eighteen months following the Termination Date at the active employee rate.

Please retain this information for future reference. A copy will also be placed in your Human Resources file. Please let me know if you have questions or would like additional information.

Sincerely,

/s/ Laurie Marsh	/s/ Stephen Landsman
Laurie Marsh	Stephen Landsman
Vice President, Human Resources	Vice President, General Counsel and Corporate Secretary